EXHIBIT 99.1

Steelcase Reports Fourth Quarter Results

Americas Momentum Continues to Drive Strong Operating Margin

Fourth Quarter Orders Reflect Broad-Based Growth; Quarterly Dividend Increased

GRAND RAPIDS, Mich., March 25, 2014 (GLOBE NEWSWIRE) -- Steelcase Inc. (NYSE:SCS) today reported fourth quarter revenue of $779.4 million and net income of $23.9 million, or diluted earnings per share of $0.19. Excluding net restructuring benefits, adjusted earnings were $0.18 per share. Steelcase reported $721.4 million of revenue and a diluted loss per share of $0.22 in the fourth quarter of the prior year. Excluding restructuring costs and goodwill impairment charges, adjusted earnings were $0.28 per share in the prior year. Prior year results also included foreign tax credit benefits, tax valuation allowance adjustments and environmental reserve adjustments, which had the aggregate net effect of increasing earnings by approximately $0.10 per share.

Organic revenue growth over the prior year was 2 percent after adjusting for approximately $42.0 million associated with an extra week of shipments in the current quarter. The Americas and Other category, driven largely by Asia Pacific, posted organic revenue growth of 6 percent and 11 percent respectively, compared to the prior year. Revenue in the Americas continues to reflect a higher mix of project business from some of the company's largest corporate customers compared to the prior year. The EMEA segment posted an organic revenue decline of 13 percent compared to the prior year, which included revenue from several large projects.

Current quarter operating income of $54.2 million compares to an operating loss of $45.2 million in the prior year. Fourth quarter adjusted operating income of $51.4 million (or 6.6 percent of revenue) improved significantly compared with adjusted operating income of $34.6 million (or 4.8 percent of revenue) in the prior year. The improvement was driven by strength in the Americas, lower Corporate costs and improved results in the Other category, partially offset by continued weakness in EMEA.

"The Americas segment continues to deliver exemplary performance, realizing an adjusted operating margin of 11.5 percent in the fourth quarter and for fiscal 2014 and gaining market share in the U.S. for the third consecutive year," said James P. Keane, president and CEO.  "Our investment in research and our ability to monetize our insights through new products and applications are helping to drive these strong results."

Cost of sales improved 100 basis points to 68.6 percent of revenue in the current quarter compared to 69.6 percent in the prior year. Cost of sales in the Americas improved by 200 basis points while cost of sales in EMEA increased by 330 basis points. The improvement in the Americas was driven by favorable business mix, higher absorption of fixed costs associated with the organic revenue growth (including benefits of improved pricing) and various cost reduction efforts. The increase in cost of sales for EMEA was driven by approximately $4 million of costs associated with changes in the EMEA manufacturing footprint, lower absorption of fixed costs associated with the organic revenue decline (including higher competitive discounting) and unfavorable business mix. The current quarter results in EMEA also included a favorable adjustment to accrued expenses compared to an unfavorable adjustment to warranty reserves in the prior year.

Operating expenses in the fourth quarter were $193.2 million compared with $184.5 million in the prior year. Beyond the extra week of operating costs of approximately $10.3 million in the current quarter, the year-over-year comparison was also impacted by higher spending in the Americas and higher variable compensation expense. Offsetting these increases were the benefits of restructuring activities and other cost reduction efforts in EMEA compared to the prior year. In addition, Corporate costs in the prior year included $3.6 million in environmental reserve adjustments.

Other income (expense), net in the fourth quarter of $(5.4) million compared to $2.4 million in the prior year. The current quarter included $6.0 million of charges related to a minority equity investment and $2.9 million of foreign exchange losses compared to small foreign exchange gains in the prior year.

Income tax expense of $20.7 million in the current quarter included approximately $3 million of additional tax valuation allowance adjustments and other discrete charges and resulted in an overall effective tax rate of approximately 46 percent for the fourth quarter.

"The unfavorable impacts of the non-operating items and tax adjustments recorded this quarter were reduced by lower than expected variable compensation expense linked to those charges and the deferral of an expected facility sale and related gain from the fourth quarter to the first quarter of fiscal 2015," said David C. Sylvester, senior vice president and CFO.  "Setting aside the lower variable compensation expense associated with these items, adjusted operating income was otherwise better than expected."

Cash, short-term investments and the cash surrender value of company-owned life insurance totaled $476 million and total debt was $287 million at the end of the fourth quarter.

In the fourth quarter, the company repurchased approximately 1.2 million shares under its share repurchase authorization program at a total cost of $16.9 million and paid a cash dividend of $0.10 per share. The Board of Directors today declared a cash dividend of $0.105 per share, to be paid on or before April 14, 2014 to shareholders of record as of April 4, 2014.

Fiscal 2014 Results

For fiscal 2014, the company recorded $3.0 billion of revenue and net income of $87.7 million, or diluted earnings per share of $0.69. Adjusted earnings per share were $0.82. In fiscal 2013, the company recorded $2.9 billion of revenue and net income of $38.8 million, or diluted earnings per share of $0.30. Adjusted earnings per share were $0.88. Fiscal 2013 results also included foreign tax credit benefits, tax valuation allowance adjustments and environmental reserve adjustments that had the aggregate net effect of increasing earnings by approximately $0.10 per share.

Organic revenue growth in fiscal 2014 was 2 percent, which compared to 5 percent in fiscal 2013. The Americas and the Other category, driven by PolyVision, posted organic revenue growth of 5 percent and 2 percent, respectively, while EMEA experienced an 8 percent organic revenue decline. Operating income of $165.9 million for fiscal 2014 compares to operating income of $59.3 million in fiscal 2013. Adjusted operating income grew 20 percent to $185.4 million in fiscal 2014 as compared to $153.9 million in the prior year.

"Adjusted operating income in the Americas improved 170 basis points to 11.5 percent of revenue in fiscal 2014 compared to fiscal 2013," said Mr. Sylvester. "However, EMEA posted its third consecutive annual adjusted operating loss this year. We remain focused on the implementation of our multi-year strategy necessary to safeguard our global competitiveness and restore profitability in this region."

The company repurchased approximately 3.2 million shares under its share repurchase authorization program during fiscal 2014 at a cost of $43.3 million and paid $50.2 million in quarterly dividends. Approximately $93 million remained under the company's share repurchase authorization program as of the end of fiscal 2014.

Outlook

In the Americas, fourth quarter order growth, excluding an estimate for the extra week, approximated 5 percent (driven by strength in February), and customer order backlog at the end of the fourth quarter increased approximately 18 percent compared to the prior year. EMEA fourth quarter orders grew approximately 3 percent (driven by strength in February) and customer order backlog at the end of the fourth quarter increased approximately 26 percent compared to the prior year. Fourth quarter orders were also strong at PolyVision and across Asia Pacific. The company expects first quarter fiscal 2015 revenue to be in the range of $715 to $740 million, which reflects expected organic revenue growth in the range of 7 to 11 percent over the prior year. The company reported revenue of $667.1 million in the first quarter of fiscal 2014.

Steelcase expects to report diluted earnings per share between $0.12 to $0.15 per share for the first quarter of fiscal 2015. The company expects to report adjusted earnings per share between $0.14 to $0.17, reflecting restructuring costs associated with EMEA actions announced in Q3 2014, offset in part by an expected gain associated with a pending facility sale. In addition, the estimate for earnings includes approximately $5 million of operating costs associated with changes in the EMEA manufacturing footprint, approximately $3 million of incremental variable compensation expense associated with the pending facility sale gain and an estimated effective tax rate of approximately 44 percent. Steelcase reported diluted earnings per share of $0.10 in the first quarter of fiscal 2014 and adjusted earnings per share of $0.13.

"Steelcase serves leading organizations who share our view that the strategic use of space helps companies stay ahead," Mr. Keane said. "Our customers look to us for help in striking the balance between open floor plans and quiet spaces, or between mobile work and collaboration in the office. Our new V.I.A. architectural portfolio is the most recent example of how we have translated our insights into solutions that give people choice and control over where and how they work."

Business Segment Results
(in millions)

	(Unaudited)			(Unaudited)
	Three Months Ended			Twelve Months Ended
	February 28,	February 22,	%	February 28,	February 22,	%
	2014	2013	Change	2014	2013	Change

Revenue
Americas (1)	$ 558.4	$ 492.9	13.3%	$ 2,154.4	$ 2,015.1	6.9%
EMEA (2)	149.8	168.5	(11.1)%	566.9	594.8	(4.7)%
Other (3)	71.2	60.0	18.7%	267.6	258.8	3.4%
Consolidated revenue	$ 779.4	$ 721.4	8.0%	$ 2,988.9	$ 2,868.7	4.2%
Operating income (loss)
Americas	$ 63.8	$ 34.3		$ 247.4	$ 168.3
EMEA	(2.3)	(38.5)		(31.4)	(50.9)
Other	1.9	(25.0)		(8.7)	(20.1)
Corporate (4)	(9.2)	(16.0)		(41.4)	(38.0)
Consolidated operating income (loss)	$ 54.2	$ (45.2)		$ 165.9	$ 59.3

Operating income (loss) percent	7.0%	(6.3)%		5.6%	2.1%
Revenue Mix
Americas (1)	71.7%	68.3%		72.1%	70.2%
EMEA (2)	19.2%	23.4%		19.0%	20.8%
Other (3)	9.1%	8.3%		8.9%	9.0%

Business Segment Footnotes
1. The Americas segment serves customers in the U.S., Canada and Latin America with a portfolio of integrated architecture, furniture and technology products marketed to corporate, government, healthcare, education and retail customers through the Steelcase, Coalesse, Details, Nurture by Steelcase and Turnstone brands.
2. The EMEA segment serves customers in Europe, the Middle East and Africa primarily under the Steelcase and Coalesse brands, with an emphasis on freestanding furniture systems, storage and seating solutions.
3. The Other category includes Asia Pacific, Designtex and PolyVision.
4. Corporate expenses include unallocated portions of shared services functions such as information technology, human resources, finance, executive, corporate facilities, legal and research.
YEAR OVER YEAR ORGANIC REVENUE GROWTH (DECLINE) BY SEGMENT
Q4 2014 vs. Q4 2013
	Steelcase Inc.	Americas	EMEA	Other category

Q4 2013 revenue	$ 721.4	$ 492.9	$ 168.5	$ 60.0
Dealer divestiture	(1.2)	—	(1.2)	—
Currency translation effects*	1.4	(2.5)	5.0	(1.1)
Q4 2013 revenue, adjusted	721.6	490.4	172.3	58.9

Q4 2014 revenue	779.4	558.4	149.8	71.2
Impact of additional week	(42.0)	(36.2)	—	(5.8)
Q4 2014 revenue, adjusted	737.4	522.2	149.8	65.4
Organic growth (decline) $	$ 15.8	$ 31.8	$ (22.5)	$ 6.5
Organic growth (decline) %	2%	6%	(13)%	11%

* Currency translation effects represent the estimated net effect of translating Q4 2013 foreign currency revenues using the average exchange rates during Q4 2014.

YEAR OVER YEAR ORGANIC REVENUE GROWTH (DECLINE) BY SEGMENT
2014 vs. 2013
	Steelcase Inc.	Americas	EMEA	Other category

2013 revenue	$ 2,868.7	$ 2,015.1	$ 594.8	$ 258.8
Dealer divestiture	(6.3)	—	(6.3)	—
Currency translation effects*	7.4	(6.3)	15.9	(2.2)
2013 revenue, adjusted	2,869.8	2,008.8	604.4	256.6

2014 revenue	2,988.9	2,154.4	566.9	267.6
Dealer acquisitions	(11.4)	—	(11.4)	—
Impact of additional week	(42.0)	(36.2)	—	(5.8)
2014 revenue, adjusted	2,935.5	2,118.2	555.5	261.8
Organic growth (decline) $	$ 65.7	$ 109.4	$ (48.9)	$ 5.2
Organic growth (decline) %	2%	5%	(8)%	2%

* Currency translation effects represent the estimated net effect of translating 2013 foreign currency revenues using the average exchange rates during 2014.

PROJECTED ORGANIC REVENUE GROWTH
Q1 2015 vs. Q1 2014
	Steelcase Inc.

Q1 2014 revenue	$ 667
Currency translation effects*	2
Q1 2014 revenue, adjusted	669

Q1 2015 revenue, projected	715 - 740
Currency translation effects	—
Q1 2015 projected revenue, adjusted	715 - 740
Organic growth $	$ 46 - 71
Organic growth %	7% - 11%

* Currency translation effects represent the estimated net effect of translating Q1 2014 foreign currency revenues using the exchange rate at the end of Q4 2014.

STEELCASE INC.
ADJUSTED EARNINGS PER SHARE	(Unaudited)		(Unaudited)
	Three Months Ended		Twelve Months Ended
	February 28,	February 22,	February 28,	February 22,
	2014	2013	2014	2013

Diluted earnings (loss) per share	$ 0.19	$ (0.22)	$ 0.69	$ 0.30
Restructuring costs (benefits) per share, net of tax	(0.01)	0.10	0.03	0.18
Goodwill and intangible asset impairment charges	—	0.40	0.10	0.40
Diluted earnings per share, adjusted	$ 0.18	$ 0.28	$ 0.82	$ 0.88

Steelcase Inc.
	(Unaudited)				(Unaudited)
	Three Months Ended				Twelve Months Ended
	February 28,		February 22,		February 28,		February 22,
	2014		2013		2014		2013
Revenue	$ 779.4	100.0%	$ 721.4	100.0%	$ 2,988.9	100.0%	$ 2,868.7	100.0%
Cost of sales	534.8	68.6	502.3	69.6	2,046.5	68.5	1,987.8	69.3
Restructuring costs (benefits)	(3.8)	(0.5)	3.1	0.5	(2.8)	(0.1)	14.9	0.5
Gross profit	248.4	31.9	216.0	29.9	945.2	31.6	866.0	30.2
Operating expenses	193.2	24.8	184.5	25.6	757.0	25.3	727.0	25.3
Goodwill and intangible asset impairment charges	—	—	59.9	8.3	12.9	0.4	59.9	2.1
Restructuring costs	1.0	0.1	16.8	2.3	9.4	0.3	19.8	0.7
Operating income (loss)	$ 54.2	7.0%	$ (45.2)	(6.3)%	$ 165.9	5.6%	$ 59.3	2.1%
Interest expense, investment income and other income, net	(9.6)	(1.3)	(1.9)	(0.2)	(18.7)	(0.6)	(4.4)	(0.2)
Income before income tax expense (benefit)	44.6	5.7	(47.1)	(6.5)	147.2	5.0	54.9	1.9
Income tax expense (benefits)	20.7	2.6	(19.6)	(2.7)	59.5	2.0	16.1	0.5
Net income (loss)	$ 23.9	3.1%	$ (27.5)	(3.8)%	$ 87.7	3.0%	$ 38.8	1.4%

Operating income (loss)	$ 54.2	7.0%	$ (45.2)	(6.3)%	$ 165.9	5.6%	$ 59.3	2.1%
Add: goodwill and intangible asset impairment charges	—	—	59.9	8.3	12.9	0.4	59.9	2.1
Add: restructuring costs (benefits)	(2.8)	(0.4)	19.9	2.8	6.6	0.2	34.7	1.2
Adjusted operating income	$ 51.4	6.6%	$ 34.6	4.8%	$ 185.4	6.2%	$ 153.9	5.4%

Americas
	(Unaudited)				(Unaudited)
	Three Months Ended				Twelve Months Ended
	February 28,		February 22,		February 28,		February 22,
	2014		2013		2014		2013
Revenue	$ 558.4	100.0%	$ 492.9	100.0%	$ 2,154.4	100.0%	$ 2,015.1	100.0%
Cost of sales	372.3	66.7	338.7	68.7	1,438.2	66.8	1,384.4	68.7
Restructuring costs	0.7	0.1	2.5	0.5	0.7	—	13.9	0.7
Gross profit	185.4	33.2	151.7	30.8	715.5	33.2	616.8	30.6
Operating expenses	121.8	21.8	104.5	21.2	467.1	21.7	433.8	21.5
Goodwill and intangible asset impairment charges	—	—	—	—	—	—	—	—
Restructuring costs (benefits)	(0.2)	—	12.9	2.6	1.0	0.1	14.7	0.7
Operating income	$ 63.8	11.4%	$ 34.3	7.0%	$ 247.4	11.4%	$ 168.3	8.4%
Add: goodwill and intangible asset impairment charges	—	—	—	—	—	—	—	—
Add: restructuring costs	0.5	0.1	15.4	3.1	1.7	0.1	28.6	1.4
Adjusted operating income	$ 64.3	11.5%	$ 49.7	10.1%	$ 249.1	11.5%	$ 196.9	9.8%

EMEA
	(Unaudited)				(Unaudited)
	Three Months Ended				Twelve Months Ended
	February 28,		February 22,		February 28,		February 22,
	2014		2013		2014		2013
Revenue	$ 149.8	100.0%	$ 168.5	100.0%	$ 566.9	100.0%	$ 594.8	100.0%
Cost of sales	115.0	76.8	123.8	73.5	429.5	75.8	434.0	73.0
Restructuring costs (benefits)	(4.6)	(3.1)	0.6	0.4	(3.6)	(0.6)	1.0	0.2
Gross profit	39.4	26.3	44.1	26.1	141.0	24.8	159.8	26.8
Operating expenses	40.5	27.0	43.9	26.0	164.2	29.0	171.6	28.8
Goodwill and intangible asset impairment charges	—	—	35.1	20.8	—	—	35.1	5.9
Restructuring costs	1.2	0.8	3.6	2.1	8.2	1.4	4.0	0.7
Operating income (loss)	$ (2.3)	(1.5)%	$ (38.5)	(22.8)%	$ (31.4)	(5.6)%	$ (50.9)	(8.6)%
Add: goodwill and intangible asset impairment charges	—	—	35.1	20.8	—	—	35.1	5.9
Add: restructuring costs (benefits)	(3.4)	(2.3)	4.2	2.5	4.6	0.8	5.0	0.9
Adjusted operating income (loss)	$ (5.7)	(3.8)%	$ 0.8	0.5%	$ (26.8)	(4.8)%	$ (10.8)	(1.8)%

Other category
	(Unaudited)				(Unaudited)
	Three Months Ended				Twelve Months Ended
	February 28,		February 22,		February 28,		February 22,
	2014		2013		2014		2013
Revenue	$ 71.2	100.0%	$ 60.0	100.0%	$ 267.6	100.0%	$ 258.8	100.0%
Cost of sales	47.5	66.7	39.8	66.4	178.8	66.8	169.4	65.5
Restructuring costs	0.1	0.1	—	—	0.1	—	—	—
Gross profit	23.6	33.2	20.2	33.6	88.7	33.2	89.4	34.5
Operating expenses	21.7	30.5	20.1	33.5	84.3	31.5	83.6	32.3
Goodwill and intangible asset impairment charges	—	—	24.8	41.3	12.9	4.8	24.8	9.6
Restructuring costs	—	—	0.3	0.5	0.2	0.1	1.1	0.4
Operating income (loss)	$ 1.9	2.7%	$ (25.0)	(41.7)%	$ (8.7)	(3.2)%	$ (20.1)	(7.8)%
Add: goodwill and intangible asset impairment charges	—	—	24.8	41.3	12.9	4.8	24.8	9.6
Add: restructuring costs	0.1	0.1	0.3	0.5	0.3	0.1	1.1	0.4
Adjusted operating income	$ 2.0	2.8%	$ 0.1	0.1%	$ 4.5	1.7%	$ 5.8	2.2%

Corporate
	(Unaudited)		(Unaudited)
	Three Months Ended		Twelve Months Ended
	February 28,	February 22,	February 28,	February 22,
	2014	2013	2014	2013
Operating loss	$ (9.2)	$ (16.0)	$ (41.4)	$ (38.0)
Add: goodwill and intangible assets impairment charges	—	—	—	—
Add: restructuring costs	—	—	—	—
Adjusted operating loss	$ (9.2)	$ (16.0)	$ (41.4)	$ (38.0)

Webcast

Steelcase will discuss fourth quarter results and business outlook on a conference call and webcast at 11:00 a.m. Eastern time tomorrow. Links to the webcast are available at ir.steelcase.com. Related presentation slides will be available on the company's website shortly after this press release is issued.

Non-GAAP Financial Measures

This earnings release contains certain non-GAAP financial measures. A "non-GAAP financial measure" is defined as a numerical measure of a company's financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in the statements of income, balance sheets or statements of cash flow of the company. Pursuant to the requirements of Regulation G, the company has provided a reconciliation above of non-GAAP financial measures to the most directly comparable GAAP financial measure.

The non-GAAP financial measures used within the company's earnings release are: (1) organic revenue growth (decline), which represents the change in revenue excluding currency translation effects, the impacts of acquisitions and divestitures and an additional week of revenue in the fourth quarter of 2014; (2) adjusted operating income (loss), which represents operating income (loss), excluding restructuring costs (benefits) and goodwill and intangible asset impairment charges; and (3) adjusted earnings (loss) per share, which represents earnings (loss) per share, excluding restructuring costs (benefits) and goodwill and intangible asset impairment charges, net of tax. These measures are presented because management uses this information to monitor and evaluate financial results and trends. Therefore, management believes this information is also useful for investors.

Forward-looking Statements

From time to time, in written and oral statements, the company discusses its expectations regarding future events and its plans and objectives for future operations. These forward-looking statements generally are accompanied by words such as "anticipate," "believe," "could," "estimate," "expect," "forecast," "intend," "may," "possible," "potential," "predict," "project," or other similar words, phrases or expressions. Forward-looking statements involve a number of risks and uncertainties that could cause actual results to vary from the company's expectations because of factors such as, but not limited to, competitive and general economic conditions domestically and internationally; acts of terrorism, war, governmental action, natural disasters and other Force Majeure events; changes in the legal and regulatory environment; restructuring activities; changes in raw materials and commodity costs; currency fluctuations; changes in customer demands; and the other risks and contingencies detailed in the company's most recent Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission. Steelcase undertakes no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

About Steelcase Inc.

For over 100 years, Steelcase Inc. has helped create great experiences for the world's leading organizations - wherever work happens. Steelcase and our family of brands - including Steelcase®, Coalesse®, Details®, Designtex®, Nurture®, PolyVision® and Turnstone® - offer a comprehensive portfolio of furnishings, products and services designed to unlock human promise and support social, economic and environmental sustainability. We are globally accessible through a network of channels, including over 800 dealer locations. Steelcase is a global, industry-leading and publicly traded company with fiscal 2014 revenue of $3.0 billion.

STEELCASE INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS) (Unaudited)
(in millions, except per share data)

	Three Months Ended		Twelve Months Ended
	February 28,	February 22,	February 28,	February 22,
	2014	2013	2014	2013
Revenue	$ 779.4	$ 721.4	$ 2,988.9	$ 2,868.7
Cost of sales	534.8	502.3	2,046.5	1,987.8
Restructuring costs (benefits)	(3.8)	3.1	(2.8)	14.9
Gross profit	248.4	216.0	945.2	866.0
Operating expenses	193.2	184.5	757.0	727.0
Goodwill and intangible asset impairment charges	—	59.9	12.9	59.9
Restructuring costs	1.0	16.8	9.4	19.8
Operating income (loss)	54.2	(45.2)	165.9	59.3
Interest expense	(4.5)	(4.5)	(17.8)	(17.8)
Investment income (loss)	0.3	0.2	(0.3)	3.7
Other income (expense), net	(5.4)	2.4	(0.6)	9.7
Income (loss) before income tax expense	44.6	(47.1)	147.2	54.9
Income tax expense (benefit)	20.7	(19.6)	59.5	16.1
Net income (loss)	$ 23.9	$ (27.5)	$ 87.7	$ 38.8

Earnings (loss) per share:
Basic	$ 0.19	$ (0.22)	$ 0.70	$ 0.30
Diluted	$ 0.19	$ (0.22)	$ 0.69	$ 0.30
Weighted average shares outstanding - basic	125.8	127.1	126.0	127.4
Weighted average shares outstanding - diluted	127.2	127.1	127.3	129.1

Dividends declared and paid per common share	$ 0.10	$ 0.09	$ 0.40	$ 0.36

STEELCASE INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(in millions, except share data)

	February 28,	February 22,
	2014	2013
ASSETS
Current assets:
Cash and cash equivalents	$ 201.8	$ 150.4
Short-term investments	119.5	100.5
Accounts receivable, net	306.8	287.3
Inventories	151.5	137.5
Deferred income taxes	56.0	56.2
Other current assets	54.3	46.7
Total current assets	889.9	778.6

Property, plant and equipment, net	377.0	353.2
Company-owned life insurance	154.3	225.8
Deferred income taxes	85.1	101.7
Goodwill	108.1	121.4
Other intangible assets, net	16.6	19.2
Other assets	95.7	89.7
Total assets	$ 1,726.7	$ 1,689.6

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 212.5	$ 198.6
Short-term borrowings and current portion of long-term debt	2.6	2.6
Accrued expenses:
Employee compensation	152.8	129.4
Employee benefit plan obligations	26.1	23.8
Other	144.2	130.4
Total current liabilities	538.2	484.8

Long-term liabilities:
Long-term debt less current maturities	284.4	286.4
Employee benefit plan obligations	151.1	158.0
Other long-term liabilities	75.9	92.4
Total long-term liabilities	511.4	536.8
Total liabilities	1,049.6	1,021.6

Shareholders' equity:
Common stock	—	—
Additional paid-in capital	—	27.2
Accumulated other comprehensive income (loss)	0.8	(4.2)
Retained earnings	676.3	645.0
Total shareholders' equity	677.1	668.0
Total liabilities and shareholders' equity	$ 1,726.7	$ 1,689.6

STEELCASE INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW (Unaudited)
(in millions)

	Twelve Months Ended
	February 28,	February 22,
	2014	2013
OPERATING ACTIVITIES
Net income	$ 87.7	$ 38.8
Depreciation and amortization	60.0	58.3
Changes in cash surrender value of company-owned life insurance (COLI)	(3.0)	1.8
Deferred income taxes	14.1	(3.0)
Goodwill and intangible asset impairment charges	12.9	59.9
Restructuring costs	6.6	34.7
Non-cash stock compensation	16.8	9.6
Changes in operating assets and liabilities, net of acquisitions and divestiture:
Accounts receivable, inventories and accounts payable	(16.1)	(7.3)
Employee compensation liabilities	5.5	5.8
Other assets and liabilities	(6.8)	(9.1)
Other	1.1	(2.2)
Net cash provided by operating activities	178.8	187.3

INVESTING ACTIVITIES
Capital expenditures	(86.8)	(74.0)
Proceeds from disposal of fixed assets	9.5	15.5
Purchases of investments	(146.7)	(78.6)
Liquidations of investments	122.3	62.6
Liquidations of variable life COLI investments	74.5	—
Other	2.0	(11.0)
Net cash used in investing activities	25.2	(85.5)

FINANCING ACTIVITIES
Dividends paid	(50.2)	(45.8)
Common stock repurchases	(49.9)	(19.9)
Other	(1.5)	1.5
Net cash used in financing activities	(101.6)	(64.2)

Effect of exchange rate changes on cash and cash equivalents	(0.6)	0.7

Net increase in cash and cash equivalents	51.4	38.3
Cash and cash equivalents, beginning of period	150.4	112.1
Cash and cash equivalents, end of period	$ 201.8	$ 150.4

CONTACT: Investor Contact:
         Raj Mehan
         Investor Relations
         (616) 246-4251

         Media Contact:
         Lauren Parker
         Corporate Communications
         (212) 931 - 6143